AAM Names David B. Walker to Board of Directors DETROIT, August 8, 2025 - American Axle & Manufacturing (NYSE: AXL) has named David B. Walker to its Board of Directors. Mr. Walker is a retired Vice Chairman of Investment Banking at J.P. Morgan. “I am pleased to welcome David to the AAM Board of Directors,” said David C. Dauch, AAM’s Chairman and CEO. “Throughout his career, he has advised and assisted global companies in strengthening their business profiles. His deep knowledge of financing, strategy, acquisitions and investment opportunities further complements and enhances the skillset and experience of our Board.” With 35 years of business experience advising companies across a range of industries worldwide, Walker is a valued business strategist having recently served as Vice Chairman of Investment Banking at J.P. Morgan until he retired in June 2025. While at J.P. Morgan, he also served in various leadership roles including Head of J.P. Morgan’s Automotive Group and Global Co-Head of J.P. Morgan’s Diversified Industries Group. Walker currently serves on the board of The Arc of Westchester Foundation. Full director bios are available at aam.com. About AAM: As a leading global Tier 1 Automotive and Mobility Supplier, AAM designs, engineers and manufactures Driveline and Metal Forming technologies to support electric, hybrid and internal combustion vehicles. Headquartered in Detroit with over 75 facilities in 16 countries, AAM is bringing the future faster for a safer and more sustainable tomorrow. ### For more information: Investor Contact David H. Lim Head of Investor Relations (313) 758-2006 david.lim@aam.com Media Contact Christopher M. Son Vice President, Marketing & Communications (313) 758-4814 chris.son@aam.com IMMEDIATE RELEASE

David Walker Director since 2025 Mr. Walker retired from J.P. Morgan in June 2025. In 1990, Mr. Walker joined J.P. Morgan in the Equity Capital Markets group where he was responsible for the origination and execution of equity offerings including IPOs, rights offerings, secondary offerings and convertible financings. From 1996 through 1998, he ran the firm’s Equity Syndicate Group in London. In 2008, he was named Head of J.P. Morgan’s Automotive Group and in 2012 he was named Global Co-Head of J.P. Morgan’s Diversified Industries Group. He was named Vice Chairman of Investment Banking in February 2018. Mr. Walker graduated cum laude from Amherst College in 1985 and received his MBA in finance from the Wharton School at the University of Pennsylvania in 1990. Mr. Walker currently serves on the Board of Directors for The Arc of Westchester Foundation.